Exhibit 99.1

Coleman Cable, Inc. Completes Tender Offer for Shares of Technology Research Corporation

WAUKEGAN, Ill., May 16, 2011 /PRNewswire/ — Coleman Cable, Inc. (Nasdaq: CCIX) (“Coleman”), a leading manufacturer and innovator of electrical and electronic wire and cable products, today announced that it completed its tender offer for all outstanding shares of Technology Research Corporation (“TRC”), a recognized leader in providing cost-effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products.

The tender offer expired, as scheduled, at 12:00 midnight, New York City time, on Friday, May 13, 2011 and was not extended.

The depositary for the tender offer has advised Coleman that approximately 5,702,446 TRC shares, representing approximately 84.6 percent of TRC’s outstanding shares as of the close of business on May 13, 2011 (including 49,538 shares tendered by notices of guaranteed delivery), were validly tendered and not validly withdrawn in the tender offer. Coleman intends to accept for payment all TRC shares that were validly tendered in the tender offer. Prior to the consummation of the tender offer, Coleman owned approximately 4.8% of the outstanding shares of TRC which, together with the shares validly tendered and not withdrawn, represent approximately 89.4% of the outstanding TRC shares.

Pursuant to the terms of the previously announced merger agreement entered into between Coleman and TRC on March 28, 2011, Coleman intends to complete the acquisition by effecting a short-form merger whereby each share of TRC not accepted for payment in the tender offer will be converted into the right to receive $7.20 in cash, the same price that was paid in the tender offer.

Coleman intends to issue an additional press release when the merger becomes effective.

Advisors

William Blair & Company, L.L.C. is acting as financial advisor, Winston & Strawn LLP is acting as legal advisor and Gunster is acting as Florida counsel to Coleman. Hyde Park Capital is acting as financial advisor and Hill, Ward & Henderson, P.A. is acting as legal advisor to TRC. Houlihan Lokey also provided financial advice to TRC’s Board of Directors with respect to the transaction.

About Coleman Cable, Inc.

Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States. For more information, please visit www.colemancable.com.

Media / Investor Contacts

Coleman Cable, Inc.

Richard N. Burger

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

(847) 672-2300

Joele Frank, Wilkinson Brimmer Katcher

Steve Frankel / Tim Lynch

(212) 355-4449

DF King & Co., Inc.

Tom Long

(212) 493-6920

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